Exhibit 99.1

Investor Relations        Media Relations
Greg Ketron            Sue Bishop
(203) 585-6291        (203) 585-2802
For Immediate Release: May 2, 2019

SYNCHRONY PROMOTES BRIAN DOUBLES TO PRESIDENT

Brian Wenzel Sr. Succeeds Doubles as Chief Financial Officer

Stamford, CT, May 2, 2019 - Synchrony (NYSE:SYF) today announced Brian Doubles has been promoted to President, effective immediately, with a focus on accelerating key growth initiatives across the Company. Brian Wenzel Sr., Synchrony’s Deputy Chief Financial Officer, was promoted to succeed Doubles as Synchrony’s Chief Financial Officer, effective immediately. Both will report to Chief Executive Officer Margaret Keane.
Doubles is a 21-year veteran of S ynchrony (which includes the period prior to its separation from GE in 2014) and has served as Chief Financial Officer since 2009. In his role as President, Doubles will deepen the integration of strategic imperatives focused on accelerating growth and diversification and will oversee several key functions. These areas include business strategy, venture investments and M&A, enterprise data analytics, customer experience, marketing (including new product introduction, product management and digital platforms), and the expansion of the Company’s direct to consumer banking and products strategy.
“Brian has distinguished himself as an exceptional strategic thinker, and this promotion continues his advancement by expanding his management responsibility for some of the most important aspects of our business,” said Keane. “He will drive results in these critical areas by bringing them closer together - collectively, these teams will help propel Synchrony into the future. Brian has deep knowledge of our business and he is truly dedicated to the success of our Company, our employees, our partners and our shareholders. The Board and I look forward to continuing to partner with him and the rest of our outstanding management team as Synchrony continues to evolve and grow.”
“I’m incredibly proud of what we’ve accomplished since the IPO and I’m excited and honored to take on this new role,” Doubles said. “We’ve built a strong foundation for the future, investing deeply in technology and innovation and are positioned to win in the evolving finance and payments landscape. As we continue to transform, this new role will allow me to drive even greater focus on our strategy and further diversify the business while continuing to grow our core and deep partner focus.”

As the new Chief Financial Officer, Wenzel brings 30 years of experience, including 21 years at Synchrony. “Brian Wenzel has successfully served as Deputy Chief Financial Officer for the past year and as Chief Financial Officer for our Retail Card platform for more than 12 years. He brings a broad perspective of our operations, a deep understanding of our people and partners, and a wide skill set that will serve the Company well. He will continue to be an integral member of our leadership team as we drive sustainable earnings and deliver on our long-term objectives,” said Keane.
“I look forward to continuing to work closely with Synchrony’s executive team as Chief Financial Officer,” said Wenzel. “Together we are focused on continued execution of our financial and growth objectives and I’m confident we are well positioned for long-term success.”

About Synchrony Financial
Synchrony Financial (NYSE:SYF), is a premier consumer financial services company delivering customized financing programs across key industries including retail, health, auto, travel and home, along with award-winning consumer banking products. With more than $140 billion in sales financed and 80.3 million active accounts, Synchrony Financial brings deep industry expertise, actionable data insights, innovative solutions and differentiated digital experiences to improve the success of every business we serve and the quality of each life we touch. More information can be found at www.synchrony.com and through Twitter: @Synchrony.